EXHIBIT 16.1





September 3, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 3, 2004, of MakeMusic! Inc. and are in agreement with the statements contained in the first through fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                    /s/ Ernst & Young LLP